Exhibit 99.2 SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 1

SCIENTIFIC LEARNING

Moderator: Robert Bowen July 24, 2003 4:00 pm CT

Operator:	Welcome to the Scientific Learning’s Second Quarter 2003 Financial Results conference call.

During the presentation all participants will be in the listen only mode. Afterwards we will conduct a question and answer session.

At that time if you have a question please press the 1 followed by the 4 on your telephone. As a reminder this conference is being recorded Thursday, June(sic) 24, 2003.

I would now like to turn the conference over to (Jane Freeman), Chief Financial Officer of Scientific Learning. Please go ahead.

(Jane Freeman):	Welcome. Before we proceed I would like to inform you that during the course of this conference call we will make projections and other forward-looking statements that are subject to the Safe Harbor created by section 27A of the Federal Securities Act. Such statements include; statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow and other financial results and the drivers behind them, trends in the K to 12 education market including available funding, results that may be achieved through the use of our products and new product introductions. Such statements are subject to material risks and uncertainties and the events and results may defer from our projections. We refer you to documents that the company files from time to time with the Securities Exchange Commission including but not limited to the report on form 10K filed March 31, 2003 and the report on form 10Q filed May 15, 2003. These documents contain additional information about factors that could cause the actual events and results to differ materially from those contained in our projections and forward-looking statements.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 2

We will be filing a transcript of this conference call with our press release in an 8K(sic) next week. We will also be posting supplemental information on the investor information section of our Web site www.scientificlearning.com under the caption supplemental information. I’ll discuss the supplemental information more specifically later.

Commercial reproduction and distribution of this conference call may be made only after written permission.

If you’ve not received a copy of our press release you will find it posted on the investor information portion of our Web site or you can call us at 510-444-3500 extension 2224 and ask for it to be faxed to you. A replay of this call will be available on our Web site.

And now I’d like to turn the call over to (Bob) Bowen our Chairman and CEO.

Robert Bowen:	Thanks (Jane).

The second quarter was another positive quarter for Scientific Learning Corporation and our unique patented Fast ForWord family of products. In the second quarter we have record revenues — our first operating profit a quarter ahead of plan. Our growth continues. Our booked sales growth continues well in excess of the industry rate. We released two important products — Fast ForWord Gateway edition and Fast ForWord to Reading 4. I’ll have more to say about these two important products later.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 3

We closed the largest transaction — the largest single transaction — in the history of our business — the Philadelphia public schools. Under the leadership of their new CEO, Paul Vallas, the Philadelphia School District purchased 50 school site licenses for the complete family of Fast ForWord products. Plus our on-line professional development on how the brain is best mapped for learning and reading. This will be used with their teachers and supervising professionals.

We now have ten summer schools fully implemented on schedule, and they’re engaging daily more than 347 students on Fast ForWord products.

After three weeks the Philadelphia students are ten percent ahead of the content completion phase of the average urban students in our database.

Research shows that content completion — coupled with adherence to the protocol — is directly correlated to significant improvements in reading performance. We have plans in place to implement, in the fall, for the opening of school the balance of these schools.

Turning to the financial highlights — which Jane will cover in more depth — revenues were up 65% over the second quarter of last year, reaching $7.4 million compared to $4.4 million last year in the second quarter. Our K-12 sales, booked sales, were up 22% over last year’s second quarter. I would point out that this is at the low end of our targeted growth range of 20 to 30%.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 4

We generated an operating profit of $260,000 compared to a loss in last year’s second quarter of $2.7 million.

Deferred revenue was up 31% reaching $16.3 million dollars. We generated $1.9 million in cash as a result of continued aggressive expense management and excellent collections. We are very pleased with the continued improvement and strength of our balance sheet.

I have completed, now, my first year with Scientific Learning in early June. It’s been an exciting and challenging year. I’m very proud and pleased with the senior management team that we’ve put in place, and I consider it among the best I’ve worked with in the industry. I’m also very energized by the commitment from employees across our entire business to the important mission we are on. And that is to significantly improve the performance of struggling readers by applying newer science and research in our unique product and services.

We’ve not only improved our financial performance in a very tough economic environment in the K-12 market, but we continue to make excellent progress on our key strategic and operational goals which represent the challenges we faced when I came here a year ago.

There are four of these goals that I’ve reviewed with you in prior quarters and want to go over our progress again.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 5

The first goal is to significantly improve the clarity of our message about the Fast ForWord family of products and the unique role they can play in reading intervention.

The second goal is to focus our available resources on growing our K-12 business.

The third goal is to significantly improve our implementation services and support. Only if schools implement effectively can we get the potential improvements in reading achievement that the Fast ForWord family of products represent.

The fourth goal is to continue to expand and communicate our scientific based research that demonstrates the dramatic results being achieved through the use of the Fast ForWord family of products.

Reflecting on the execution of our first goal — we launched our new brand at the International Reading Association’s Annual Meeting in May. This conference attracts more than five thousand reading educators from around the U.S. and actually the world. This group was very responsive to our central message, which is focused on building the fundamental Learning Maps required by students to read and learn effectively. These essential cognitive skills are developed through the use of our unique patented Fast Power Learning Formula.

Dr. Paula Tallal, the co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers University and one of our founding scientists, conducted an International Reading Association pre-session workshop going over her years and years now of neuroscience research, and how the brain must be mapped for effective learning and reading. The first session attracted more than 150 leading reading educators. Dr. Tallal has been invited to be a keynoter at next year’s International Reading Association meeting in Toronto.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 6

Additionally, the annual newsletter of the International Reading Association — The Phonics Bulletin — featured on its front page Dr. Elise Temple’s study — “Changes in Brain Function in Children with Dyslexia After Training.” This study demonstrated that Fast ForWord was very effective in improving reading performance of dyslexic students as measured by widely used reading tests. There were also changes in brain function that was verified through brain imaging. There were no changes in reading achievement or in brain function in the control group.

Our message was also reinforced by an in-depth article in the Philadelphia Inquirer on Fast ForWord and the significant results being achieved in the Philadelphia public schools. It also covered Philadelphia’s intention to expand the use of Fast ForWord to 50 schools and assume a major role in the reading intervention strategy. The article also reviewed results from other school districts in the area using Fast ForWord. You can review this article at www.scientificlearning.com by clicking on the highlights section. There are other articles I believe you’ll find interesting on the results with Fast ForWord.

Examining our second goal — that is — focusing on growing our K-12 business, sales year to date are up 22% and this is extremely strong when you consider that the K-12 market by most predictions is either flat to slightly declining. K-12 sales in the second quarter represented 86% of our total sales, and we believe this number, by year-end, will be over 90%.

In the second quarter we closed 21 transactions over $100,000 compared to 16 last year. These large transactions produced $5.8 million of our booked sales compared to the total of $9.4 million. This represents an increase in these large transactions of 52% over last year, and I believe clearly demonstrates the growing size of our transactions, as well as the acceptance in the market of Fast ForWord as a reading intervention strategy.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 7

These sales levels achieved by our direct sales organization puts them among the most productive in the industry, and we expect even higher productivity and are taking the actions that will enable this to occur in quarters and years ahead.

In May we completed another of our executive conferences for a group of leading educators. These forums are designed to engage top educational leaders in more than 30 years of neuroscience research on how the brain is and can be mapped for learning and reading. It also shows how we applied this research to the benefit of thousands of struggling readers from our database and research.

At the session Dr. Paula Tallal presented the foundational research that led to the development of the Fast ForWord family of products. Sherrelle Walker, our Chief Education Officer, and Steve Miller, one of our founding scientists and Senior Vice-President of Research and Outcomes guided the educators through the specific product research, how that research was applied to create each of the products, and then the educators had an opportunity to work with live product to understand the exercises as well as the intensity required by the Fast Power Learning Formula.

These educators left understanding the power of the emerging neuroscience research relative to its potential to improve student learning and how Fast ForWord and the family of products enables great teaching as well as supporting their instructional strategies and instructional programs. These educators also provided great guidance to us relative to how we can make Fast ForWord work better within a K-12 district as well as improving our communication about the large and growing body of research on Fast ForWord.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 8

Reviewing our third key goal — which is focused on improving implementation to services and scaleability — we see continued improvements as evidenced by the Philadelphia implementation. This is the direct result of our highly skilled and dedicated service professionals working in close co-ordination with an equally skilled and dedicated Philadelphia team. This team has successfully implemented ten summer schools, as I reviewed earlier, and is ready now to implement the balance of the 50 in the fall for the opening of school.

We released the new Fast ForWord Gateway edition. This edition is a major re-write of the basic architecture with more current technology, making it much easier to deploy in a K-12 school environment. It will also make it much easier for school personnel to register students as well as to monitor student progress through the exercises and the product.

Our on-line monitoring system is called Progress Tracker and has been greatly enhanced in this new edition. The on-line diagnostic and prescriptive routines provide to the teacher’s desktop alert flags that identify, diagnose and prescribe suggested actions to support and advance student learning. This tool also provides correlation to the major reading programs and calls out strategies and activities that support the brain mapping work being done by each student using Fast ForWord.

We also released the Fast ForWord to Reading 4. This is the second product in our K-6 reading series and is focused on the fourth grade reading standards. It continues the development of the required cognitive skills, but now in the context of fourth grade reading skills. School districts are finding that these reading products are a great boost for struggling readers in preparation for their state tests as well as improving reading performance overall.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 9

Another important advancement in the quarter relative to improving implementation is to make our products fit better within a school day, by releasing our second shortened daily protocol. This is a 50 minute protocol for Fast ForWord Language to Reading compared to our traditional protocol of a 100 minutes, five days a week, for four to six weeks. This new protocol was released after extensive research that shows students successfully move through the content; however it generally took these students about two weeks longer to reach acceptable completion levels. We are researching additional shortened daily protocols.

We continue to sell and deliver more services with each of our transactions, and this is a real key to successful implementation which is essential to insuring success for each of our customers and school districts.

Examining our fourth goal — which is focused on continuing our commitment to scientific based research and effectively communicating these results — we continue to see exciting results from independent studies being conducted by schools districts. The Division of Evaluation and Accountability in the Dallas Independent Schools District completed a ten school study using demographically matched students as a control group. They found that students using Fast ForWord made significantly better gains on the TAAS, which is the Texas State test, and SAT 9 than the control group. This study included elementary, middle school and high school students. We’ve also received impressive data over the quarter from the Schaumberg school district in Illinois, Cobb County School District in Georgia and the Cherry Hill School District in New Jersey.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 10

We have formed a Science and Research Committee of the Board of Directors to guide policy and overall strategy in this key area. Dr. Joe Martin, the Dean of Faculty of Medicine at Harvard Medical School will be chairing this important committee. Also serving on the committee will be Dr. Paula Tallal, Dr. Michael Merzenich, the Francis A. Sooy Professor of Neuroscience at the University of California, San Francisco, a member of the National Academy of Science and one of our founding scientists. And also Ajit Dalvi, the former Senior Vice-President of Cox Communication and a leading marketer will be a member of this very important committee.

In summary, we are very pleased with the financial results for the second quarter as well as the good progress on our key strategic and operational goals. We are very proud to have achieved our first operating profit.

There is a lot of hard work that remains ahead to become the predictable and consistent business our shareholders expect and deserve. We remain enthusiastic about the opportunity in front of us to bring a unique and patented reading intervention solution to school districts and millions of struggling readers.

While the K-12 economic environment is the worst I’ve seen in my 35 year career — and we expect little improvement in 2004 — the pressure to improve reading performance of students served by school districts and schools to the sub-group level continues to grow. For this reason and the uniqueness of our solution we have a robust and growing pipeline. We remain focused on delivering our prior guidance for the full year, and we believe we can continue to grow K-12 sales in the 20 to 30% range for the full year. We understand this will take our very best effort and work from every employee and every leader in the business. We look forward to keeping you updated on our progress.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 11

I will now ask Jane Freeman to review the financials in more depth as well as share her own perspective on the business and the market. Jane.

Jane Freeman:	Thanks, Bob.

Overall, the second quarter was pretty good. As Bob mentioned, we passed a major milestone and turned our first operating profit, and we expect to be profitable going forward. Revenue was better than expected, and costs were well under control.

As you know, we believe booked sales — which represents net new business in the quarter — is a better indicator of our current activity than revenue. The reconciliation of booked sales, revenue, and deferred revenue that we used to provide in the bottom of the income statement with our press release is in the supplemental information posted on the Web site.

Booked sales totaled $11 million in the quarter, a 16% increase compared to last year’s $9.5 million. This was towards the low end of our guidance. In the K-12 business booked sales were $9.4 million, up 22% compared to $7.7 million last year. With the education industry largely flat to down, we are very pleased with our sales growth in a tough environment.

As Bob mentioned, we made 21 sales in excess of $100,000 this year in the quarter, compared to 16 last year.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 12

New business activity was very strong this quarter with 27% of our business coming from new school districts.

We continue to make progress on selling additional services to customers. Sales of training, professional development, project management and other services to customers more then doubled compared to last year.

Acceptance of our new Gateway edition was strong, and sales of Gateway to our existing customer base are going well.

Private sector booked sales were $1.6 million, down 8% year over year. This is a better case than we’ve seen in the last two quarters.

Revenue was $7.4 million and increased 65% compared to$ 4.4 million last year. Revenue was better than expected due to our product mix.

While most of our software sales are recognized into revenue over 12 months, term licenses are recognized over the life of the license — for example summer school sales. And products that do not use our Internet reporting tools are typically recognized as shipment. Both of these later two categories were somewhat higher than expected in the second quarter.

Since sales were greater than revenue, we built deferred revenue during the quarter. Deferred revenue was $16.3 million at quarter end, an increase of 31% compared to $12.5 million at the end of June 2002. With sales at the low end of our target range and revenue well above, deferred revenue ended modestly below our target range for the quarter.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 13

This year we have begun presenting our revenue and cost of sales to emphasize our focus on service and support. The comparisons for all of 2002 are included in the supplemental information on the Web site.

Product revenue for the quarter increased 65% to $6.2 million, reflecting the pull from the deferred revenue base and also good new business.

Service and support revenue increased 67% to $1.1 million. Gross margins were 80% compared to 81% last year.

Software margins improved compared to last year’s due to lower material fulfillment costs while service and support margins declined. We’ve been investing heavily in service and support as a key part of our strategy to insure strong implementations and good results in schools.

Operating expenses were $5.6 million, about equal to operating expenses before restructuring charges last year. We reported an operating profit for the quarter of $260,000 compared to an operating loss of $2.7 million last year.

Cash flow was very good. We generated $1.9 million in cash from operations and paid down $1.3 million on our credit line. Our borrowings of $5 million are now half the levels of this time last year.

Days sales outstanding on booked sales were 53 days in the second quarter, down from 70 days in the second quarter of last year. While we are very pleased with these numbers, they are unusually low, and we expect receivables to normally run to within the 70 to 80 day range.

Accounts receivable declined year over the year by $900,000 from $7.4 to $6.5 million.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 14

Turning to the outlook — sales comparisons are expected to be challenging in the third quarter. Not only is the industry environment extremely difficult, but as you may recall, we had an exceptionally strong third quarter last year. Booked sales increased 96% year over year. Nevertheless we expect continued growth this quarter. For the third quarter we expect booked sales to be in the range of $8.2 to $9.1 million compared to $8.2 million last year. This growth is below our targeted rate for the year due to the unusually strong third quarter last year.

Sales are expected to be above revenue, so we expect to build deferred revenue sequentially. Year over year sales comparisons are expected to improve in the fourth quarter and we remain comfortable with our guidance for the year.

Revenue for the quarter is expected to be in the range of $7.7 to $8 million dollars, an increase of 20 to 25% compared to $6.4 million in the third quarter last year. Because of our deferred revenue base, we have significant visibility. We expect to recognize about 37% of our deferred revenue in the third quarter.

Both growth margins and operating expenses are expected to be about equal to those in the second quarter. We expect to report an operating profit in the range of $500 to $800 thousand and to report our first net profit. We expect to continue to be cash flow positive.

Both second quarter results and our third quarter targets are consistent with our plans for the year so we have no change in the guidance for the year as a whole.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 14

We expect booked sales for the year to be in the range of $31 to $34 million dollars. We expect revenues to be in the range of $28 to $30 million dollars. We expect to report an operating profit around a million dollars, and we expect to be strongly cash flow positive.

And now I’d like to turn the call back over to Bob.

Robert Bowen:	Thanks, Jane.

We are very excited to have crossed another important milestone in our business — operating profitability. We’re encouraged to have achieved book sales, growth in our target range of 20 to 30%, and we have made continued progress on our key strategic and operational goals.

Sales well up over market rates, record revenues, expenses down, profitable, cash positive, important new products and a shortened — another shortened daily protocol released, more research — more positive research released to the market, a continued improvement in implementation services, record for activity levels for our direct sales organization and strong employee morale demonstrate we are moving in the right direction.

While we are making progress, we’ve got a lot of hard work ahead and must perform even better in reach our key strategic and operational goals to capitalize on the enormous opportunity in front on us. And to serve our shareholders, customers, and to make a great place for our employees to work.

We appreciate your interest and support and look forward to keeping you updated on our progress in subsequent quarters.

Operator, we’ll be glad now to take specific questions.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 16

Operator:	Thank you. Ladies and gentlemen, if you would like to register for a question, please press the 1 followed by the 4 on your telephone. You'll hear a three tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

If you are using a speakerphone, we ask that if possible, please lift your handset before I return your request.

One moment please for your first question.

Once again ladies and gentleman, to register for a question please press the 1 followed by the 4.

Your first question will come from the line of (Ron Mayhen) with Courier Investments. Your line is now open, please proceed with your question.

Ron Mayhen:	Thank you. Congratulations on the quarter.

Robert Bowen:	Thank you.

Ron Mayhen:	What I am curious about is the sales geographically. Do you give any type of breakdown as to whether or not you’re getting more visibility in sales either on the west coast or the east coast, and whether or not the situation in California has significantly impacted sales in that area?

Robert Bowen:	We do not reveal any specific information. But our sales we have our sales force distributed across the country, and we see good results in each area, so it’s not happening. Obviously this quarter was influenced by the great sale in Philadelphia, but generally good results across the country.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 17

California is obviously a very, a very tough environment, but that’s consistent with what we expected this year, so we don’t see anything outside of what we expected and planned for.

Ron Mayhen:	Okay. And what about as far as the guidance — on cap spending going forward?

Jane Freeman:	We’ve never given specific guidance but, you know, our capital spending is pretty minimal. It was only a couple hundred thousand dollars in the first two quarters of the year, and may pick up a little bit from that level, but it’s not a significant factor in our business.

Ron Mayhen:	Okay. Thank you.

Robert Bowen:	Thank you.

Operator:	Ladies and gentlemen as a reminder, to register for a question please press the 1 followed by the 4.

I’m showing no further questions at this time. I’d now like to turn the call back to you.

Robert Bowen:	Again, thanks for participating on the call. Jane and I both would be glad to answer any follow-up questions if you have some or would like to give us a call later. Thank you again for joining.

Operator:	Ladies and gentlemen that does conclude your conference call for today.

SCIENTIFIC LEARNING Moderator: Robert Bowen 07-24-03/4:00 pm CT Confirmation #21155387 Page 18

We thank you for your participation and please ask you to disconnect your lines.

END